UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  June 14, 2022 (June 8, 2022)
SMTA LIQUIDATING TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-38414	84-6971050
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PO Box 5084, East Hampton, NY 11937
(Principal address; zip code)

(203) 682-8377
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01       Other Events.

Sale of Final Remaining Properties

In accordance with the plan of liquidation (the “Plan of Liquidation”) adopted on July 11, 2019 by Spirit MTA REIT (the predecessor of SMTA Liquidating Trust (the “Trust”)), the Trust has completed the sale of its final three remaining properties as described in the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for approximately $18.6 million in gross proceeds.

Consolidated Statement of Net Assets and Estimated Liquidating Distribution

The following table sets forth a consolidated statement of net assets of the Trust as of May 31, 2022.
SMTA LIQUIDATING TRUST
Consolidated Statement of Net Assets
(In Thousands)
(Liquidation Basis)
(Unaudited)

As of May 31, 2022
Assets
Cash and cash equivalents	$31,003
Total assets	$31,003
Liabilities
Liability for estimated expense in excess of estimated income during liquidation	$4,174
Accounts payable	94
Total liabilities	4,268
Net assets in liquidation	$26,735

Based on the net assets in liquidation of $26.7 million as of May 31, 2022, on June 8, 2022, the trustees of the Trust (the “Trustees”) declared a liquidating distribution of $0.52 per unit of beneficial interests of the Trust (each, a “Trust Unit”) for each holder of record on June 8, 2022, to be made on or about June 30, 2022 (the “Liquidating Distributions”).

The Trust currently holds reserves for liabilities and obligations necessary for the final wind up of the Trust and reasonable estimates made for certain contingent liabilities including indemnification obligations relating to past property sales.  Once such contingent liabilities are resolved, which could be for amounts higher or lower than previously estimated by the Trustees, if there exists more than de minimis net assets in liquidation held by the Trust, the Trust will make final liquidation distributions to the holders of Trust Units and, in accordance with the Plan of Liquidation, the operations of the Trust will be fully wound up and the Trust and each of its subsidiaries will be dissolved.  The amount and timing of, and record date for, such final liquidating distributions, if any, on the Trust Units will be determined by the Trustees and will depend upon the timing of resolution of the Trust’s contingent liabilities and the steps necessary to complete the Plan of Liquidation and the amounts deemed necessary by the Liquidating Trustees to pay or provide for the Trust’s liabilities and obligations.

Liquidating distributions in the amount of $21.6 million or $0.50 per Trust Unit were made to holders of Trust Units on November 2, 2020.  The Liquidating Distributions of $22.4 million or $0.52 per Trust Unit, together with the November 2020 distributions, equal total liquidating distributions of $44 million or $1.02 per Trust Unit.  In the Trust’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, it was then estimated that the then remaining undistributed net assets in liquidation as of December 31, 2019 were $44.1 million, which would have resulted in liquidating distributions of approximately $1.02 per Trust Unit.

Fees Payable to the Liquidating Trustees

The Trustees are entitled to receive compensation for their services as Trustees comparable to the fees paid by Spirit MTA REIT when the Trustees served on the board of trustees of Spirit MTA REIT, consisting of reasonable meeting fees or quarterly or annual retainer fees or a combination of such fees, as determined by the Trustees. Each of the Trustees will be reimbursed from the Trust’s assets for all expenses reasonably incurred, and appropriately documented, by such Trustee in the performance of that Trustee’s duties. The Trust compensates each of the Trustees with an annual retainer of $125,000 and pays each of the Trustees $1,500 for each Trustee meeting attended in excess of six meetings per year. For the fiscal year ended December 31, 2021, Messrs. Shepsman and Sullivan each earned cash fees in the amount of $135,500, and Messrs. Panagos and Stockton each earned cash fees in the amount of $134,000.  Payment of such cash fees to the Liquidating Trustees for the year 2021 was made from cash on hand held by the Trust.

Effective July 1, 2022, the amount of the annual retainer paid to each Trustee will be reduced by fifty percent.

Press Release

On June 14, 2022, the Trust issued a press release announcing the declaration of a liquidating distribution.  The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

99.1	Press Release of SMTA Liquidating Trust, dated June 14, 2022.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTA LIQUIDATING TRUST

Date: June 14, 2022	By:	/s/ Richard Stockton
Richard Stockton
Trustee